Exhibit 10.40

MASTER LEASE

BETWEEN

THE CITY OF BOONVILLE, MISSOURI

AND

DAVIS GAMING BOONVILLE, INC.

TABLE OF CONTENTS

ARTICLE 1	LEASED PREMISES	2
1.1	Leased Premises	2
1.2	Permitted Use	2
1.3	Physical Condition	2
1.4	Lease Term	2
1.5	Designation of Home Dock	2

ARTICLE 2	DEVELOPMENT AND CONSTRUCTION	3
2.1	General	3
2.2	Construction of Improvements	3
2.3	Riverboat Gaming Project Site Plan	3
2.4	Project Site	3
2.5	Construction of the Land Based Project	4
2.6	Critical Path	6
2.7	Project Engineer; Project Architect	7
2.8	Stoppage of Construction by the City	7
2.9	Completion of the Land Based Project	7
2.10	Access to the Riverboat Gaming Project and Inspection	8
2.11	Licenses and Permits	8
2.12	Additional Improvements	8

ARTICLE 3	RENT AND OTHER COSTS	9
3.1	Rent	9
3.2	Rebate of Rent	9
3.3	Costs	10
3.4	Net Lease	10

ARTICLE 4	OPERATIONS AND USE	10
4.1	Operations	10
4.2	Use of the Project Site	11
4.3	Traffic	11
4.4	Employment	11
4.5	Security/Safety	11
4.6	Thespian Hall	12

ARTICLE 5	REPAIRS AND MAINTENANCE	12
5.1	Maintenance and Repairs	12
5.2	Maintenance Reserve Fund	12
5.3	No Services Furnished	13

ARTICLE 6	INSURANCE	13
6.1	Insurance Coverages	13
6.2	Named Insureds	14
6.3	Waiver of Subrogation and Release	14
6.4	Cancellation/Modification Notice	14

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ARTICLE 7	INDEMNIFICATION	14
7.1	Indemnification of the City	14
7.2	Indemnification of Tenant	15
7.3	Notification	15

ARTICLE 8	TAKING AND DESTRUCTION OF PROJECT SITE	15
8.1	Taking of Facilities	15
8.2	Destruction of Riverboat Gaming Project	15

ARTICLE 9	COMPLIANCE WITH LAWS	16
9.1	General Compliance	16
9.2	Environmental Matters	16
9.2.1	Negative Covenants	16
9.2.2	Removal	16
9.2.3	Notification	17
9.2.4	Definitions	17
9.2.5	Survival	18
9.3	Inspection Rights	18

ARTICLE 10	IMPOSITIONS AND CONTEST	18
10.1	Impositions	18
10.2	Furnished Receipts	18
10.3	Utilities	18
10.4	Protection against Lien Claims	19
10.5	Contest of Liens, Laws and Taxes	19
10.6	City Joinder In Contest	19

ARTICLE 11	THE CITY’S PERFORMANCE OF TENANT’S COVENANTS	20
11.1	The City’s Right to Perform	20
11.2	Repayment by Tenant	20

ARTICLE 12	TERMINATION	20
12.1	Termination Events	20
12.2	Surrender and Delivery of the Project Site	22
12.3	Personal Property Not Removed	22
12.4	The City Not Responsible	22
12.5	Restoration	22
12.6	Survival	22

ARTICLE 13	DEFAULT AND REMEDIES	23
13.1	Default	23
13.2	Remedies	23

ARTICLE 14	BANKRUPTCY	25
14.1	Events of Bankruptcy	25
14.2	The City’s Remedies	25

ARTICLE 15	ASSIGNMENT/SUBLEASE/ENCUMBRANCE	27
15.1	Assignment, Subletting and Other Transfers	27
15.2	Limited Right to Encumber Leasehold Interest	29

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ARTICLE 16	COVENANTS	35
16.1	Covenants By the City	35
16.2	Covenants By Tenant	36
16.2.1	Enforceability	36
16.2.2	Power and Authority	36
16.2.3	No Conflicts	36
16.2.4	Financial Condition	36
16.2.5	No Contract Defaults	36
16.2.6	No Litigation	36
16.2.7	Opinion of Counsel	37

ARTICLE 17	GENERAL PROVISIONS	37
17.1	Notices	37
17.2	Police Power Limitation	38
17.3	Failure to Perform By the City	38
17.4	No Liability	38
17.5	Force Majeure	39
17.6	Certificates	39
17.7	Waiver of Jury Trial and Counterclaims	.39
17.8	Binding Effect	39
17.9	No Joint Venture Or Partnership	39
17.10	Attorneys Fees	40
17.11	Governing Law	40
17.12	Amendments	40
17.13	Entire Agreement	40
17.14	Multiple Originals	40
17.15	Severability	40
17.16	Interpretation	40
17.17	Waiver	40
17.18	Memorandum of Lease	41

iii

MASTER.LEASE

BETWEEN

THE CITY OF BOONVILLE, MISSOURI

AND

DAVIS GAMING BOONVILLE, INC.,

THIS LEASE (this “Lease”) is made on July 18, 1997 by the City of Boonville, Missouri, a Missouri third class city (the “City”) and Davis Gaming Boonville, Inc. (f/k/a Gold River’s Boonville, Resort, Inc.) a Nevada corporation (“Tenant”).

The City and Tenant entered into a Master Agreement for Boonville, Missouri Riverboat Gaming Project dated March 7, 1994 and an Amendment to Master Agreement for Boonville, Missouri Riverboat Gaming Project dated November 10, 1994, a Second Amendment to Master Agreement dated May 1, 1995, a Third Amendment to Master Agreement and Amendment to Development Agreement dated February 5, 1996, all as amended and restated pursuant to an Amended and Restated Master Agreement dated as of July 18, 1997 (collectively the “Master Agreement”) for the development of the Riverboat Gaming Project on the Project Site, a map of which is attached as Exhibit A.

Under the Master Agreement, Water Street or Tenant is to acquire the Project Site and transfer the Project Site, as acquired, to the City and construct the Land Based Project pursuant to the Master Agreement and this Lease. The City is to lease the Project Site to Tenant pursuant to this Lease.

Any capitalized term used in this Lease and not defined in this Lease shall have the same meaning given, such term in the Master Agreement except that the term “Project Site” shall for purposes of this Lease only refer to that portion of the Project Site as defined in the Master Agreement which is actually acquired by Tenant and transferred to the City. It is intended that for purposes of this Lease, the Project Site shall change as additional property is acquired and transferred to the City by Tenant under the Master Agreement and references to Project Site shall refer to only those parcels of property otherwise within the entire Project Site as contemplated in the Master Agreement and that at the time have been transferred to or are owned by the City.

ARTICLE 1
LEASED PREMISES

1.1           Leased Premises. The City leases to Tenant, and Tenant leases from the City, the Project Site, as it may exist from time to time, when acquired by the Tenant or Water Street and conveyed to the City. The legal description of the Project Site as of the date of this Lease is attached as Exhibit B. As additional parcels become part of the Project Site, the legal description of such parcels will be added to Exhibit B. The parties acknowledge that, in accordance with Section 1.3 of the Master Agreement, the City’s rights in the Railroad Portion may arise under the Railroad Lease or by acquisition and that the City’s rights in the DNR Portion may arise under the DNR Lease or by acquisition. The parties acknowledge that the City does not currently own the entire Project Site and that it is the sole responsibility of Tenant and Water Street to acquire and transfer the Project Site to the City, but only to the extent required under the Master Agreement.

1.2           Permitted Use. The sole permitted use of the Project Site is the construction and operation of an integrated gaming and entertainment facility. Tenant will operate the Riverboat Gaming Project in a manner consistent with (i) the terms of the Master Agreement and this Lease, and (ii) all applicable laws, rules and regulations.

1.3           Physical Condition. Except as otherwise provided in this Lease, - Tenant accepts the Project Site, as is, without any representations or warranties of any kind by the City.

1.4           Lease Term. The term (the “Term”) of this Lease shall commence on the date hereof (the “Commencement Date”) and unless terminated earlier, pursuant to this Lease, shall expire on the date (the “Expiration Date”) ninety-nine (99) years after the Commencement Date, except that with respect to those parts of the Subleased Portions which are subject to a Prime Lease, if the Prime Lease for such Subleased Portion is earlier terminated, then the Expiration Date with regard only to such Subleased Portion shall be the date on which the Prime Lease for such Subleased Portion terminates. For purposes of this Lease and the Project Documents, the term “Opening Date” shall mean the date on which the Missouri Gaming Commission first issues a license to Tenant to open the Riverboat/Floating Facility for business to the public.

1.5           Designation of Home Dock.  Pursuant to all applicable Missouri gaming laws, including but not limited to Chapter 313, RSMo., Tenant designates the City as its sole and exclusive “home dock” (as that term is defined in Chapter 313, RSMo, as amended). This designation shall not prevent the temporary docking of the Riverboat/Floating Facility at another location if the Project Site is damaged during the period of repairs as long as Tenant is using its best efforts to complete such repairs as expeditiously as possible, nor shall this designation prevent Tenant from acquiring additional riverboats and designating different home docks for the different boats.

ARTICLE 2
DEVELOPMENT AND CONSTRUCTION

2.1           General. Tenant will, at its sole cost, develop the Riverboat Gaming Project pursuant to the Project Documents and in the Phases set forth herein. The parties acknowledge that the Phases or any combination thereof may be pursued in whole or in part concurrently.

2.2           Construction of Improvements. Construction of all improvements in accordance with the Project Documents (including all exhibits and attachments to the Project Documents) is a condition of this Lease.

2.3           Riverboat Gaming Project Site Plan. Tenant, at its cost, will prepare plans and specifications for the Riverboat Gaming Project and the Land Based Project (the “Riverboat Gaming Project Site Plan”), including all buildings, infrastructure and other construction, consistent with the Project Documents. Tenant will submit the Riverboat Gaming Project. Site Plan for review and approval by the City. Prior to the date Tenant commences construction of the Riverboat Gaming Project, the Riverboat Gaming Project Site Plan will be attached to this Lease as Exhibit C and thereby made a part of this Lease, subject to subsequent revisions as are approved by the City in its reasonable discretion in the event of any substitution between the Preferred Site Configuration and the Alternate Site Configuration. The construction of the Riverboat Gaming Project will be completed substantially in accordance with the Riverboat Gaming Project Site Plan and all applicable laws, rules and regulations. Tenant will obtain the written approval of the City before making any material changes in the Riverboat Gaming Project Site Plan. The City agrees to act promptly and reasonably with respect to all requests for approval of the Riverboat Gaming Project Site Plan and/or modifications thereof.

2.4           Project Site. Tenant, with the City’s assistance, at Tenant’s sole cost, will prepare all plats, obtain all vacation of streets, easements, construction permits, floor plans, certificates, utility consents for relocation of utilities, surveys and perform all other actions necessary for the development and operation of the Riverboat Gaming Project. Tenant will grant to the City, in a form which is reasonably acceptable to Tenant and the City, all easements reasonably requested by the City with respect to the Project Site and normally granted to a City in a development. All streets within the Project Site shall be public streets provided that all land up to the curb line will remain, pursuant to this Lease, leased to Tenant.

2.5           Construction of the Land Based Project.

2.5.1      Tenant will complete construction of the Land Based Project in two phases, Phase I/II and Phase III.

2.5.1.1           INTENTIONALLY DELETED

2.5.1.2           No later than June 23, 1997, Tenant will fund the Acquisition Escrow Account (as provided in the Acquisition Escrow Agreement) in the amount provided for in Section 2.5.2 of the Master Agreement. No later than the date on which Tenant begins construction of Phase I/II, Tenant will place into the Construction Escrow Account the sum of One Million Dollars ($1,000,000). During Phase I/II, and in all event (but subject to Section 17.5) no later than April 3, 2001, Tenant will (i) acquire and/or complete construction of the Riverboat/Floating Facility; (ii) complete the acquisition of the Project Site; and (iii) complete the construction of Phase I/II in accordance with the Project Documents and the final Riverboat Gaming Project Site Plan.

2.5.1.3           Phase III will occur in accordance with the terms hereof on an ongoing basis as cash for capital expenditures is generated from operations; provided, however, Phase III must be completed, subject to the provisions of Section 17.5 of this Lease, no later than April 3, 2000. Before proceeding with any Phase III Project Increments, Tenant will, pursuant to the Construction Escrow Agreement, fund the Construction Escrow Account with respect to the applicable Project Increment to the extent not then completed. Tenant, will allocate three and one half percent (3.5%) (“Applicable Gross Revenues”) of the gross revenues (“Gross Revenues”) from the Riverboat Gaming Project to pay for the Project Increments and will, within twenty days after each March 31, June 30, September 30 and December 31 occurring between the Opening Date and the date on which the Construction Escrow Account has been fully funded with respect to all of the Project Increments not then completed, deposit into the Construction Escrow Account the full amount of the Applicable Gross Revenues realized during the calendar quarter then ended. Tenant will provide to the City copies of all reports filed with the Missouri Gaming Commission relating to Gross Revenues as well as monthly financial statements and yearly audited financial statements for the Riverboat Gaming Project. Once the allocated and Applicable Gross. Revenues are sufficient to fund a Project Increment, the construction of which at such time is then appropriate in Tenant’s reasonable business judgment for the overall benefit of the Riverboat Gaming Project, Tenant shall submit and diligently pursue the building or other applicable permit. No later than thirty (30) days after the issuance of a building or other applicable permit from the City of Boonville to construct a Project Increment, Tenant shall (i) fund the Construction Escrow Account as provided in the Construction Escrow Agreement to the extent not then fully funded with respect to such Project Increment from deposits of Applicable Gross Revenues (it being understood that in all events and regardless of insufficient Applicable Gross Revenues, Phase III must be completed, including payment in full of the Additional Payment, subject to Section 17.5, no later than April 3, 2000); (ii) enter into Construction Contracts with contractors reasonably acceptable to the City; and (iii) commence construction of such Project Increment. This procedure will be repeated with respect to all Project Increments. Without affecting the obligation of the Developer to complete Phase III no later than April 3, 2000, including payment in full of the Additional Payment, subject to Section 17.5, in the event that all of the Project Increments have been completed other than payment of the Additional Payment, the funds thereafter from time to time on deposit in the Phase III Construction Escrow Subaccount shall be disbursed to the City as installments of the Additional Payment on each April 30, July 31, October 31, and January 31 until the Additional Payment has been paid in full.

2.5.2       Tenant will not commence construction of any portion of the Land Based Project or any Project Increment until the following conditions have been satisfied or waived with respect to such portion or Project Increment by the City, in addition to any other conditions and requirements imposed by this Lease or the Project Documents:

2.5.2.1     the City approves the Riverboat Gaming Project Site Plan;

2.5.2.2     INTENTIONALLY DELETED

2.5.2.3     Tenant has funded the Construction Escrow Account in the amount of $1,000,000 and has obtained all payment, performance and completion bonds in form and amount approved by the City as required under Article 6 of this Lease;

2.5.2.4     Tenant has obtained all permits and other governmental approvals necessary to commence construction;

2.5.2.5     Tenant has provided to the City copies of the contract with each of its contractors. In addition, but not as a condition of commencement of construction, Tenant shall provide to the City a copy of each subcontractor’s contract within ten (10) days of receipt by Tenant of each contract;

2.5.2.6     the Commencement Date has occurred;

2.5.2.7     the applicable portions of the Project Site have been transferred to the City; and

2.5.2.8     the contracts (the “Contracts”) with any architect, other design professional and any general contractor shall provide, in form and substance reasonably satisfactory to the City, for the assignment of the Contracts to the City as security to the City for Tenant’s performance under this Lease, and Tenant shall provide the City copies of the Contracts, together with the further agreement of the respective parties to such Contracts, that if this Lease is terminated, the City may, at its election, use the Riverboat Gaming Project Site Plan as well as any other plans and specifications relating to the Land Based Project upon the payment of any future sums due to any party to the Contract. Tenant conditionally assigns the Contracts and the Riverboat Gaming Project Site Plan to the City, effective upon the termination of this Lease and notice by the City of its exercise of such assignment. Such assignment is self-operative upon the City giving such notice without requirement of further action or documentation by the parties. Notwithstanding anything to the contrary contained in this Section 2.5.2.8, a “Lender” (as defined in Article 15 below) shall not be prohibited from possessing a security interest in the Contracts during the term of a “Leasehold Encumbrance” (as defined in Article 15 below) as long as the City’s rights are superior to Lender’s rights if and when this Lease terminates.

2.6           Critical Path.

2.6.1        Simultaneously with the funding of the Construction Escrow Account, Tenant will provide a “Phase I/II Critical Path” to the City which will set forth the projected start date of each improvement in the Phase I/II Land Based Project and the Riverboat/Floating Facility, the manner in which each improvement in the Phase I/II Land Based Project and the Riverboat/Floating Facility will be constructed and a projected completion date for each improvement in the Phase I/II Land Based Project and the Riverboat/Floating Facility.

2.6.2                        INTENTIONALLY DELETED

2.6.3                        Simultaneously with the funding of the Construction Escrow Account for each Project Increment in the Phase III Land Based Project, Tenant will provide the City a “Phase III Critical Path”, which will set forth the projected start date for each such Project Increment, the manner in which such Project Increment will be constructed and a projected completion date for such Project Increment.

2.6.4                        Tenant shall have the right to modify the Critical Path(1) for each Phase of the Riverboat Gaming Project with the City’s prior written consent which consent shall not be unreasonably withheld or delayed.

2.7                                Project Engineer; Project Architect.   Throughout the period of construction of the Land Based Project, the Project Engineer and the Project Architect, engaged at Tenant’s sole cost, and approved by the City, which approval may not be unreasonably withheld or delayed, shall be retained on behalf of and for the benefit of Tenant and the City, to monitor and check the progress of Tenant’s work on the Land Based Project. The Project Engineer and the Project Architect will be given reasonable access to the Project Site and all plans, specifications and other permits, documents and reports relating to the construction of the Land Based Project.

2.8                                Stoppage of Construction by the City.   Where there is a material deviation from the Riverboat Gaming Project Site Plan which has not been approved by the City, the City will have the right, after written notice to Tenant, and failure to cure as provided in this Lease, to order stoppage of construction and demand that such condition be corrected. After issuance of such an order in writing by the City, no further work will be done on the construction of the Land Based Project without the prior written consent of the City, until such conditions have been substantially corrected.

2.9                                Completion of the Land Based Project.

2.9.1                        Neither any portion of the Phase I/II Land Based Project nor any Project Increment will be operated until the Project Engineer has certified the substantial completion of the infrastructure (i.e. the streets, sewers, utilities, and parking lots) with respect to such portion of the Phase I/II Land Based Project or Project Increment, as the case may be, and the Project Architect certifies that such portion or Project Increment has been substantially completed and the

(1)                                  The Phase I/II Critical Path and the Phase III Critical Path are collectively referred to as the “Critical Path.”

City issues a temporary occupancy permit (each such date shall be the “Completion Date” with respect to the work which Tenant wishes to utilize).

2.9.2                        Upon completion of Phase I/II and each respective Project Increment, Tenant will provide the City with a complete and legible set of all as-built plans and specifications (including all operating manuals for mechanical systems but excluding surveillance and security systems and secure or sensitive areas) regarding the same, as such plans and specifications may be amended from time to time, within thirty (30) days after such as-built plans and specifications or amendments are received by Tenant. Notwithstanding the foregoing, the City, at its sole discretion, may permit operation of part of the Riverboat Gaming Project prior to certification of substantial completion.

2.9.3                        Tenant agrees not to open the Riverboat Gaming Project for business to the public until Phase I/II has been substantially completed.

2.10                          Access to the Riverboat Gaming Project and Inspection.   Tenant will advise the city regarding the progress of negotiating and contracting for the construction of the Riverboat Gaming Project. The city and Tenant will meet on a mutually agreeable day and time, at a mutually agreeable place, on a monthly basis to discuss the status of the Riverboat Gaming Project generally. Until the construction of the Riverboat Gaming Project is completed, each party will use its reasonable best efforts to keep the other informed as to the status of its efforts and all material events occurring with respect to the Riverboat Gaming Project. The city or its duly appointed agents may, at all reasonable times, enter upon the Project Site and examine and inspect the Riverboat Gaming Project.

2.11                          Licenses and Permits.   Tenant will, using its best efforts, apply for and obtain all gaming licenses; occupational permits and construction licenses and approvals necessary for the Riverboat Gaming Project.

2.12                          Additional Improvements.   Tenant may not materially alter or (other than as necessary for and as directly related to required repairs) enlarge or structurally change any improvements constructed in the Project Site or construct additional improvements on the Project Site without the City’s prior written consent and approval of plans and specifications for such changes or additions, which consent and approval will not be unreasonably withheld or delayed.

ARTICLE 3
RENT AND OTHER COSTS

3.1                                Rent.

3.1.1                        Notwithstanding anything to the contrary contained in any Project Document, Tenant will pay a rent payment (the “Lump Sum Rent”) of $1,700,000 to the City, as follows:

(1)                              the sum of Two Hundred Thousand Dollars ($200,000) has been paid, which the City acknowledges it has already received; and

(2)                              the sum of One Million Five Hundred Thousand Dollars ($1,500,000) shall be paid in two installments, as follows: (i) the first installment (the “First Installment”) shall be in the amount necessary to fund the design and/or engineering of the Traffic Improvements, and shall be payable no later than ten (10) days after such amount has been determined (and the parties acknowledge that in partial payment of the First Installment, the Tenant has advanced to the City the sum of One Hundred Fifty Thousand Dollars ($150,000)), and (ii) the second installment shall be in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) less the First Installment (to the extent then previously paid), and shall be payable on or before Tenant begins construction of Phase I/II.

The Lump Sum Rent will be fully earned by the City upon the dates due in consideration of the lost opportunity to the City for alternative uses and development of the Project Site.

3.1.2                        Tenant’s payment of the Lump Sum Rent pursuant to Section 3.1.1 is a condition of this Lease.

3.1.3                        Except as otherwise expressly provided in this Lease, Tenant shall be solely responsible for all obligations, including all monetary requirements under each Prime Lease.

3.1.4                        Other than the Lump Sum Rent and the rent required in each Prime Lease, there shall be no other rent, percentage rent, or any equivalent payment constituting rent or docking fees, other than Impositions (defined below) and the Additional Payment (which is a Phase III Project Increment), required to be paid to the City under this Lease.

3.2                                Rebate of Rent.   After the City has received Eight Hundred Thousand Dollars ($800,000) in Fees (defined below), Tenant will receive a dollar for dollar rebate (the “Rebate”), up to $200,000, of the Lump Sum Rent for every additional dollar which the City receives from the admission fees (the “Fees”) paid with respect to each gaming passenger of the Riverboat/Floating Facility pursuant to Section 313.820.1, RSMo, or any subsequent section of the Missouri statutes which imposes the same or similar admission fee (regardless of how such admission fee is identified), during the one-year period following the Opening Date. The City shall pay the Rebate to Tenant within thirty (30) days of the City’s receipt of the Fees from the State of Missouri. Except as provided by this Section 3.2, Tenant shall not be entitled to any rebate, refund or proration of the Lump Sum Rent for any reason.

3.3                                Costs.   Except as otherwise provided in this Lease, the Riverboat Gaming Project will be developed and operated at the sole cost of Tenant and the City will have no liability and. will bear no expense whatsoever for any of the costs or expenses associated with the Riverboat Gaming Project.

3.4                                Net Lease.   After the Commencement Date, except as expressly provided in this Lease, all costs, expenses and obligations of every kind and nature whatsoever relating to the Project Site and/or the operation of the Riverboat Gaming Project, which may arise or become due during or after the Term (but only with respect to the period of time within the Term of this Lease), shall be paid by Tenant, and the City shall be protected, defended, indemnified and held harmless by Tenant from and against the payment of same and/or any obligation or claimed obligation to pay the same.

ARTICLE 4
OPERATIONS AND USE

4.1                                Operations.   Tenant will have the right (subject to the provisions of Article 12 of this Lease) and responsibility to continuously operate, subject to Section 17.5 of this Lease, the Riverboat Gaming Project in the manner set forth in this Lease; provided, however Tenant may change the nature and character of the businesses located within the Activity Center, in Tenant’s reasonable discretion. Tenant will keep the non-enclosed areas of the Land Based Project (including, without limitation, the amphitheater) open to the general public, without charge, as an outdoor public area provided that Tenant shall have the right to close the park areas after 11 p.m. and prior to 6 a.m. and at other times for reasonable security and safety reasons. Tenant agrees and acknowledges that the Riverboat Gaming Project is to be operated as an integrated entertainment and gaming facility and that Tenant’s operation of the Riverboat Gaming Project is part of the City’s consideration for selecting Tenant as operator of a riverboat casino facility, granting urban redevelopment rights to Water Street and entering into this Lease, the Master Agreement and the other Project Documents.

4.2                                Use of the Project Site.

4.2.1                        Tenant will conduct its gaming business, and operate the Riverboat Gaming Project, in all respects in a quality manner and in accordance with the highest standards of operation for similar businesses on the Missouri and Mississippi Rivers in Missouri. The Riverboat Gaming Project will not be operated in any manner which is unlawful, immoral or would constitute a nuisance. Toward that end, Tenant agrees that it will not sell, distribute, display or offer to sell any item, or permit any subtenant, licensee or concessionaire in the Project Site, to sell, distribute, display or offer to sell any item, which is inconsistent with the quality of operation and the ambiance and character of the Riverboat Gaming Project, or which might tend to injure or detract from the moral character or image of the Riverboat Gaming Project. Without limiting the generality of the foregoing, Tenant will not permit the sale, distribution, display or offer for sale of (i) any roach clip, water pipe, toke, coke spoon, cigarette papers, hypodermic syringe or other paraphernalia commonly used in the use or ingestion of illicit drugs, or (ii) any pornographic newspapers, books, magazines, films, performance pictures, video, representation or merchandise of any kind.

4.2.2                        Tenant will, at its expense: (i) keep the Riverboat Gaming Project clean, including but not limited to the removal of ice and snow from all streets, traffic ways, alleys, walkways, parking lots, and other areas within the Project Site reasonably requested by the City, and in a sanitary condition; (ii) replace promptly any broken glass; and (iii) keep any garbage, trash, rubbish or other refuse in City approved containers until removed, which will be done on a reasonable basis; and (iv) Tenant will, at its cost, use its reasonable best efforts to keep the Riverboat Gaming Project free of rodents, vermin and other pests.

4.3                                Traffic.   Tenant and the City will agree upon a traffic flow plan which provides that traffic may gain access to the Riverboat Gaming Project while minimizing the usage of the residential streets in the vicinity of the Project Site.

4.4                                Employment.   Tenant will give preference to residents of and businesses located in the City of Boonville as well as minority owned and women owned businesses with respect to employment in connection with the construction and operation of the Riverboat Gaming Project subject to all federal, state and local employment and anti-discrimination laws and subject to their ability to perform.

4.5                                Security/Safety.   Tenant will implement and carry out reasonable security and safety measures for the Riverboat Gaming

Project. This obligation shall in no way lessen the obligation of the City to provide normal police and law enforcement services to Tenant and the Riverboat Gaming Project as are available to other businesses located in the City of Boonville. The City and Tenant agree to cooperate to implement satisfactory coordination between the security provided by Tenant and the City’s police responsibilities.

4.6                                 Thespian Hall.   Tenant will coordinate activities at the Land Based Project with those of Thespian Hall to promote year round activities at Thespian Hall. Tenant will ensure that activities at. the Land Based Project will not compete with activities at Thespian Hall. It is expressly acknowledged that the operations of the Riverboat/Floating Facility shall not be deemed competition with the activities of Thespian Hall.

ARTICLE 5
REPAIRS AND MAINTENANCE

5.1                                 Maintenance and Repairs.   Tenant, at its sole cost, will repair, maintain and care for the Riverboat Gaming Project and shall keep the same in good order and condition, except for reasonable wear and tear, and shall make all necessary repairs, interior and exterior, structural and nonstructural. All repairs and maintenance will be of at least the same quality as the original work, ordinary wear and tear excepted.

5.2                                 Maintenance Reserve Fund.   Prior to Opening Date, Tenant will establish a repair and maintenance reserve fund (the “Maintenance Reserve Fund”) which will equal the annual estimated “Recurring Repair and Maintenance Expenditures” (as defined below) for the portion of the Land Based Project to be completed by the Opening Date. The Maintenance Reserve Fund will be adjusted yearly to the prior year’s Recurring Repair and Maintenance Expenditures for the portion of the Land Based Project completed on the first day of the prior year plus an amount equal to the reasonable annual estimated Recurring Repair and Maintenance Expenditures for any other portion of the Land Based Project to be used during the then commencing year. Tenant will each year deposit additional funds into the Maintenance Reserve Fund as needed to bring the balance of the Maintenance Reserve Fund to the level required for the year commencing. The Maintenance Reserve Fund will be held by the City, as landlord, in an interest bearing account with all interest to be paid to Tenant, and may be used by the City if Tenant defaults in its repair or maintenance obligations under the Project Documents or if this Lease and/or the Master Agreement terminates. As used herein, “Recurring Repair and Maintenance Expenditures” means expenditures, whether or not capitalized, for repair and maintenance in the ordinary course of operation of the Land Based Project: (i) of the improvements at the Land Based Project, and (ii) of the landscaping at the Project Site. Recurring Repair and Maintenance Expenditures shall not include, however: (a) costs of snow removal, lawn mowing, janitorial services and other routine operating expenses, or (b) the amount of any extraordinary capital expenditures by Tenant for major replacement of or additions to the landscaping at the Project Site or the improvements at the Land Based Project.

5.3                                 No Services Furnished.   The City shall not be required to furnish to Tenant any utilities, facilities or services of any kind whatsoever during the Term other than normal fire, police and other law enforcement services as are available to other businesses in the City of Boonville; provided, further, that if the City also operates any public utility, then such services from such public utility will be available to Tenant and Tenant shall pay to the City for such services the same rates as any other commercial customer of similar size. The City shall in no event be required to make any alterations, rebuildings, replacements, changes, additions, improvements or repairs during the Term.

ARTICLE 6
INSURANCE

6.1                                 Insurance Coverages.   Tenant will continuously throughout the Term provide, at its sole cost, the following insurance for the Riverboat Gaming Project in amounts approved by the City: standard property peril insurance in the amount of full replacement value, excluding foundation and footers; flood and earthquake insurance to the extent reasonably available in the amount of replacement value for the Land Based Project; commercial (comprehensive) liability insurance policies, including (but not limited to) bodily injury, property damage, contractor’s liability coverage, with broad form property damage endorsement or its equivalent with initial limits of no less than $1,000,000 per occurrence and $2,000,000 in the aggregate; completion and performance bond in standard form and in an amount not less than the total amount of the contract for the work to be completed under such contract on the Riverboat Gaming Project; comprehensive automobile liability insurance with initial limits of no less than $1,000,000 per occurrence and $1,000,000 in the aggregate; builder’s risk and (if Tenant is contracting for a boat to be built) ship builder’s risk insurance; umbrella and excess umbrella insurance with initial limits of no less than $10,000,000; and Workers’ Compensation, Longshoreman and Harbor Workers and Maritime Liability (Jones Act Coverage) insurance policy or similar insurance in form and amounts required by law, including employer’s liability. All limits set forth in this Lease shall annually be adjusted for inflation. Notwithstanding the foregoing, in lieu of Tenant obtaining such completion and performance bond, Tenant may, at its option, provide a guaranty in form and content reasonably acceptable to the City on the part of a person or entity of financial strength reasonably acceptable to the City guaranteeing to the City, in the event the contractor fails to perform under the construction contract and the construction contract is terminated as a result thereof, the payment of that amount, if any, which is incurred by the City in causing the completion of the work which is the subject of the construction contract and which exceeds the contract price under the construction contract at the time of the contract’s termination (exclusive of any net increase solely attributable to change orders modifying the scope of the work and generated by the City after the contract’s termination or other cost increases solely attributable to acts or omissions of the City).

6.2                                 Named Insureds.   All policies of insurance provided for in this Article 6 shall name Tenant as the insured, and the City as an additional named insured, as their respective interests may appear. Prior to the Commencement Date, and at least thirty (30) days before the expiration of each policy then in force, Tenant shall deliver to the City certificates evidencing the existence of all required insurance policies.

6.3                                 Waiver of Subrogation and Release.   Provided that the following can be obtained and at a reasonable cost. (Tenant acknowledging that as of the date of this Lease, the following can be obtained and at a reasonable cost), each such policy shall contain an endorsement containing a waiver of subrogation so that no act or omission of the City or anyone operating under rights granted by it shall affect or limit the obligation of the issuing insurance company to pay the amount of any loss sustained. Tenant for itself and all parties claiming by, through or under it, release and discharges the City, its officers and agents, from all losses, damages, claims or liabilities arising by reason of any peril insurable (subject to exceptions and exclusions of such policy) pursuant to the property peril insurance policy required under Section 6.1 hereof.

6.4                                 Cancellation/Modification Notice.   Each such policy or certificate issued by the insurer shall contain an agreement by the insurer that such policy shall not be canceled, modified, nonrenewed or amended without at least thirty (30) days prior written notice to the City.

ARTICLE 7
INDEMNIFICATION

7.1                                 Indemnification of the City.   Tenant will defend, indemnify and hold harmless the City against and in respect of any obligation, liability (excluding any exemplary damages) or expense (including court costs and reasonable attorneys’ fees) incurred by the City as a result of any claim or action brought against the City arising out of the acquisition, development or operation of the Riverboat Gaming Project or in connection with the Project Site or the Riverboat Gaming Project except damages arising out of the negligence or willful misconduct of the City, its agents and employees, or the City’s failure to properly follow the statutory and other governing rules and procedures required of the City to properly take an action.

7.2                                 Indemnification of Tenant.   The City will defend, indemnify and hold harmless Tenant against and in respect of any obligation, liability (excluding any exemplary damages) or expense (including court costs and reasonable attorneys’ fees) incurred by Tenant as a result of any claim or action brought against Tenant arising out of any (i) negligence or willful misconduct of the City or its agents or employees, as landlord, or (ii) any misfeasance or malfeasance of the City or its agents or employees in its capacity as a governing body, in connection with the Project Site or the Riverboat Gaming Project.

7.3                                 Notification.   The party seeking indemnification (the “Indemnitee”) shall notify the party from whom indemnification is sought (the “Indemnitor”) in writing of any action, suit or proceeding for which indemnification is sought and the Indemnitor shall have the right to retain counsel of the Indemnitor’s reasonable choice and at the sole cost of the Indemnitor, to defend the Indemnitee; provided, however, the Indemnitor shall not enter into any settlement without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

ARTICLE 8
TAXING AND DESTRUCTION OF PROJECT SITE

8.1                                 Taking of Facilities.   If all or any part of Tenant’s leasehold interest under this Lease is taken through powers of eminent domain exercised by a governmental entity other than the City, Tenant shall receive 90% and the City shall receive 10% of the condemnation award. If any part of the Project Site is taken through the exercise of eminent domain, Tenant shall have the right to reconfigure the Project Site and modify the Riverboat Gaming Project as necessary as the result of the eminent domain. The City shall not grant any eminent domain rights with respect to the Project Site other than to Water Street so long as this Lease remains in effect.

8.2                                 Destruction of Riverboat Gaming Project.   If nonmaterial damage or destruction occurs with respect to all or any part of the Riverboat Gaming Project during the Term, Tenant shall rebuild that portion of the Riverboat Gaming Project destroyed and all work performed shall be of at least equal quality to the original work, ordinary wear and tear excepted. If material damage or destruction occurs with respect to all or any part of the Riverboat Gaming Project during the Term, Tenant may rebuild that portion of the Riverboat Gaming Project destroyed and all work performed shall be of at least equal quality to the original work, ordinary wear and tear excepted; provided, however if Tenant elects not to rebuild then Tenant shall pay to the City (i) all insurance proceeds, other than any loss of income or loss of business proceeds, payable with respect to the Land Based Project together with the deductible amount under the insurance policy(ies) with respect to which Tenant is to pay the proceeds to the City or (ii) if the amount of the damage does not exceed the deductible, the amount of the damage, and this Lease shall terminate.

ARTICLE 9
COMPLIANCE WITH LAWS

9.1                                General Compliance.   During the Term, Tenant, at its sole cost, shall promptly comply with all applicable present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, departments, commissions, boards and officers, or other body or bodies exercising similar functions, foreseen or unforeseen, ordinary as well as extraordinary, which may be applicable to the Riverboat Gaming Project.

9.2                                Environmental Matters.

9.2.1                        Negative Covenants.   Tenant covenants and agrees not to: (i) bring to or place on the Riverboat Gaming. Project any Hazardous Materials (defined below) other than in such Quantities as are reasonably necessary in connection with the conduct of Tenant’s business at the Riverboat Gaming Project; (ii) dump, flush or otherwise dispose of any Hazardous Materials (defined below) into the Missouri River or any drainage, sewage or waste disposal systems serving the Riverboat Gaming Project; (iii) generate, store or use (other than in such quantities as are reasonably necessary in connection with the conduct of Tenant’s business at the Riverboat Gaming Project), release, spill or dispose of any Hazardous Materials (defined below) in or on the Riverboat Gaming Project except in strict compliance with Environmental Laws (defined below); (iv) transfer or transport any Hazardous Materials (defined below) from the Riverboat Gaming Project to any other location except in strict compliance with Environmental Laws (defined below); (v) commit or allow to be committed in or on the Riverboat Gaming Project any act which would require any reporting or filing of any notice with any governmental agency pursuant to any Environmental Law (defined below).

9.2.2                        Removal.   Tenant agrees that if during the Term it or anyone shall generate, store (other than in such quantities as are reasonably necessary in connection with the conduct of Tenant’s business at the Riverboat Gaming Project), release, spill, dispose of, or transfer or transport (other than in such quantities as are, reasonably necessary in connection with the conduct of Tenant’s business at the Riverboat. Gaming Project) to the Riverboat Gaming Project any

“Hazardous Materials” (defined below), Tenant will immediately remove the same, at its sole cost, in the manner provided by all applicable “Environmental Laws” (defined below); regardless of when such Hazardous Materials are discovered. Furthermore, Tenant shall (i) pay and (ii) indemnify, defend and hold the City harmless against, all fines, penalties, claims, demands and other assessments (including without limitation, remediation costs and environmental damages) imposed or brought by any governmental agency or others with respect to any Hazardous Materials and will immediately repair and restore any portion of the Riverboat Gaming Project and/or the Missouri River which it damages or disturbs in removing any such Hazardous Materials and remediating the Riverboat Gaming Project to the condition which existed prior to the damage \or disturbance.

9.2.3                Notification. Tenant shall deliver promptly to the City any notices, orders or similar documents received from any governmental agency or official concerning any violation of any Environmental Laws or with respect to any Hazardous Materials affecting or emanating from the Riverboat Gaming Project.

9.2.4                Definitions.

9.2.4.1     As used in this Lease, the term “Hazardous Materials” shall be interpreted broadly to mean and include any oils, petroleum, petroleum by-products, asbestos, polychlorinated biphenyls, urea formaldehyde, and any other toxic or hazardous wastes, materials, pollutants and substances which are defined, classified., determined or identified as such in any Environmental Laws, or in any judicial or administrative interpretation of Environmental Laws.

9.2.4.2     As used in this Lease, “Environmental Laws” shall mean all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum by-products, chemicals or industrial, toxic or hazardous substances, materials or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or their cleanup or other remediation.

9.2.5        Survival.   The obligations of Tenant contained in this Section 9.2 shall survive the termination of this Lease.

9.3           Inspection Rights.   The City, its officers, employees, contractors and agents shall have the right, but not the duty, to inspect the Project Site and Tenant’s relevant environmental, land use and other documents, and to perform such tests on the Project Site and the adjacent river as are reasonably necessary to determine whether Tenant is complying with the material terms of.this Article 9 at any reasonable time, so long as such inspection does not reasonably interfere with Tenant’s ongoing business operations. The City shall be responsible for any and all damage it, its officers, employees, contractors or agents cause, with respect to the Project Site and/or the Riverboat Gaming Project as the result of their inspection or testing hereunder.

ARTICLE 10
IMPOSITIONS AND CONTEST

10.1         Impositions.          Tenant will pay or cause to be paid, subject to Section 10.5 of this Lease, all current and past due taxes, including but not limited to ad valorem taxes and special assessments which constitute or will constitute if not paid, a lien on the Project Site, the Land Based Project, the leasehold interest created by this Lease, or the “Improvements and Personalty” (defined below) (subject to Sections 3.1.4 and 16.1) (collectively referred to as the “Taxes”) prior to the Taxes being past due, which at any time on or after the.Commencement Date may be assessed, levied, confirmed, imposed upon, and/or become due and payable during the balance, if any, of the Term; provided, however, that if, by law, any Taxes may, at the option of the taxpayer, be paid in installments, Tenant may pay the same in equal installments over the period of time allowed by law, provided, however, that Tenant shall pay all such installments remaining unpaid at the termination of this Lease. It is the intention of the parties that the Land.Based Project, the leasehold interest created by this Lease and the.Improvements and Personalty will be subject to taxation under Missouri law notwithstanding that the land constituting the Project Site is owned by the City.

10.2         Furnished Receipts.   Tenant, upon written request of the City, shall furnish to the City, within thirty (30) days after the date of such request, official receipts of payment issued by the appropriate taxing authority, or other evidence of payment satisfactory to the City.

10.3         Utilities.   During the Term, Tenant shall be solely responsible for paying for all utilities required for operation of the Riverboat Gaming Project and shall make all payments for or with respect to the same on a timely basis.

10.4         Protection against Lien Claims.   All work on the Land Based Project will be performed by Tenant in such a manner that the Land Based Project will remain free and clear at all times of all liens and encumbrances of any nature except for Taxes not yet due and payable and liens created by persons working under the direction of the City for which payment is not the responsibility of Tenant. Subject to the foregoing, Tenant will promptly pay and discharge all claims and liens in connection with the Land Based Project. Notwithstanding the foregoing, Tenant shall not be liable for any liens or encumbrances for work performed on the Project Site after Tenant relinquishes possession of the Project Site except as provided in this Lease.

10.5         Contest of Liens, Laws and Taxes.   Tenant shall have the right, after prior written notice to the City, to contest by appropriate administrative and/or legal proceedings, diligently conducted, in good faith, without cost or expense to the City, unless and to the extent that the City is the defendant to the action that.Tenant brings, the validity or application of any Taxes, Utilities charges, liens or laws (collectively “Impositions” and individually “Imposition”), subject to the following:

10.5.1      if, by the terms of any Imposition, compliance therewith pending the prosecution of any such proceeding may legally be delayed without the occurrence of any lien, charge or liability of any kind against the Project Site, the leasehold interest created by this Lease, the Land Based Project or the.Improvements and Personalty, or the operation of the Riverboat Gaming Project, and without subjecting Tenant or the City to any liability, civil or criminal, for failure so to comply therewith, Tenant may delay compliance until the final determination of such proceeding: or

10.5.2      if any lien, charge or civil or criminal liability would be incurred by reason of any such delay, Tenant nevertheless may contest as aforesaid and delay as aforesaid, provided that such delay would not subject the City to criminal liability, and Tenant furnishes to the City satisfactory evidence of security to the City against any loss or injury by reason of such contest or delay, if required by the City. If Tenant posts a bond in the amount of the Imposition under contest, Tenant shall be deemed to have provided reasonable security.

10.6         City Joinder In Contest.   To the extent legally necessary to enable Tenant to lawfully exercise its rights under this Lease to contest an Imposition, the City shall, at Tenant’s expense, join in any such contest in which the City is not the defendant or adverse party.

ARTICLE 11

TEE CITY’S PERFORMANCE OF TENANT’S COVENANTS

11.1         The City’s Right to Perform.   If Tenant fails to pay any Imposition in accordance with this Lease, or to take out, pay for, maintain or deliver any of the insurance policies or certificates as provided for in this Lease, or fails to make any other payment or perform any other act on its part to be made or performed under this Lease, then the City, after written notice to Tenant and Tenant’s failure to cure the same within thirty (30) days after such notice (or immediately without notice or opportunity to cure in the event of an emergency), may (but shall be under no obligation to) (i) pay any Imposition or other charge payable by Tenant pursuant to this Lease, or (ii) take out, pay for and maintain any of the insurance policies provided for in this Lease, or (iii) make any other payment or perform any other act on Tenant’s part to be made or performed under this Lease, and may enter upon the Project Site for any such purpose, and take all such action, as may be necessary. No such payment or performance by the City will waive or release Tenant from its obligation which the City has elected to pay or perform on behalf of Tenant nor waive the City’s right to take such action as may be permissible under this Lease as a result of such default.

11.2         Repayment by Tenant. All sums so paid by the City and all costs and expenses incurred by the City (including without limitation fees of attorneys and other professionals) in connection with the performance of any such act, shall bear interest until repaid to the City at the rate of 300 basis points above the prime rate of Boonslick Bank in Boonville, Missouri and shall be paid by Tenant to the City within five (5) days after demand.

ARTICLE 12

TERMINATION

12.1         Termination Events.

12.1.1      The following event “Terminating Events”) shall violate conditions to performance by the City of its obligation under this Lease , and shall constitute the only grounds for the City terminating this Lease: (i) subject to Section 17.5 of this Lease, the failure of Tenant to complete construction of Phase I/II of the Land Based Project no later than April 3, 2001; (ii) subject to Section 13.2.1 of this Lease, the total abandonment of the Land Based Project; (iii)  subject to Section 13.2.1 and Section 17.5 of this Lease, the ceasing of gaming activities at or from the Project Site for a period of more than thirty (30) consecutive days; (iv) the failure of Tenant to keep the public park areas (which include the amphitheater area) open to the public (but subject to such rights of closure as are provided in Section

4.1 of this Lease) after notice and reasonable opportunity to cure; (v) the failure of Tenant to pay the rent required under Section 3.1 of this Lease; (vi) the failure of Tenant to comply with Section 2.5 of the Master Agreement after notice and reasonable opportunity to cure; (vii) the failure of Tenant to operate the Riverboat Gaming Project pursuant to Section 4.1 of this Lease after notice and reasonable opportunity to cure; (viii) the failure of Tenant to maintain insurance as required pursuant to Article 6 of this Lease; (ix) the failure of Tenant to pay any City expenses which are the responsibility of Tenant pursuant to this Lease or the Master Agreement or other monetary amounts which the City advances for the benefit of Tenant (and which the City has the right to advance under the terms of this Lease or the Master Agreement) after notice and reasonable opportunity to cure; (x) the termination of the Master Agreement; or (xi) subject to Section 17.5 of this Lease, the failure of the Opening Date to occur by April 3, 2001.

12.1.2      Upon termination of this Lease, all improvements to the Project Site, and all improvements, equipment, fixtures, trade fixtures and personal property (except solely those artifacts, objects of art and similar discreet items which are in good faith merely loaned or made available to Tenant for display at the Riverboat Gaming Project and so designated by written notice to the City within thirty (30) days after such item is first placed upon the Riverboat Gaming Project) constituting the Land Based Project (the “Improvements and Personalty”) shall automatically become the sole and exclusive property of the City. Until the termination of this Lease, the Improvements and Personalty shall be the property of the Tenant. In the event that the Riverboat Gaming Project is constructed in accordance with the Preferred Site Configuration, then the term “Improvements and Personalty” shall include the Riverboat/Floating Facility (but not interior gaming equipment and other personalty located therein, which shall be the property of Tenant in all events and regardless of whether the Riverboat Gaming Project is constructed in accordance with the Preferred Site Configuration or the Alternate Site Configuration) and the Holding Pond. In the event that the Riverboat Gaming Project is constructed in accordance with the Alternate Site Configuration, then the Riverboat/Floating Facility will remain the property of.Tenant and may be removed by Tenant upon the termination of this Lease. During the Term, Tenant will satisfy any liens or encumbrances and prevent, except as otherwise provided in this Lease, any lien or encumbrance from being filed against the Project Site or the Improvements and Personalty other than for ad valorem property taxes and special assessments not yet due and payable, so that the Project Site and the Improvements and Personalty will at all times during the Term be free and clear of all liens and encumbrances.

12.1.3      Tenant agrees that the City shall be entitled to the benefit of all provisions of law respecting the summary recovery of possession of the Project Site. Tenant agrees that if it fails to surrender possession of the Project Site and the Improvements and Personalty, Tenant shall be liable to the City for all damages which the City shall suffer from Tenant’s failure to surrender possession.

12.2         Surrender and Delivery of the Project Site. Tenant shall, upon the termination of this Lease, deliver possession of the Project Site and the Improvements and Personalty to the City without delay and in good order, condition and repair, except for reasonable wear and tear, and free and clear of all occupancies, subleases, concessions and licenses, and free and clear of all liens and encumbrances. In the event that the Riverboat Gaming Project is constructed in accordance with the Alternate Site Configuration, then the Riverboat/Floating Facility shall not constitute part of the Land Based Project and shall remain the sole property of Tenant upon termination of this Lease.

12.3         Personal Property Not Removed. Tenant shall remove all of Tenant’s personal property which does not constitute the Personalty from the Project Site upon termination of this Lease. Any personal property of Tenant which remains in or on the Project Site after thirty (30) days from the termination of this Lease may, at the option of the City, be deemed to have been abandoned by Tenant and either retained by the City as its property or disposed of in such manner by the City as the City may see fit.

12.4         The City Not Responsible. After termination of this Lease, the City shall not be responsible for any loss or damage occurring to any personal property owned by Tenant or any sublessee, licensee or franchisee of Tenant or any of their respective suppliers, customers or invitees.

12.5         Restoration. If the Riverboat Gaming Project is constructed in accordance with the Alternate Site Configuration, then following termination of this Lease, Tenant will, if requested in writing by the City within thirty (30) days after this Lease terminates, remove the Holding Pond. If the City does not request removal of the Holding Pond within thirty (30) days after termination of this Lease, the Holding Pond shall become the property of the City.

12.6         survival. Every obligation of Tenant under this Lease and each Prime Lease which relates to the Riverboat Gaming Project or the occupancy by Tenant of the Project Site, including the Railroad Portion and the DNR Portion, shall survive the termination of this Lease and the applicable Prime Lease and shall not terminate until such obligation is fully satisfied by Tenant. Notwithstanding the foregoing, Tenant shall incur no obligation or liability under either this Lease or any Prime Lease which arises after the termination of this Lease or such Prime Lease, as the case may be, other than obligations or liabilities which result from any action by Tenant, its agents or employees or from the occupancy of the Project Site by Tenant or relate to the period of time that Tenant occupied the Project Site.

ARTICLE 13
DEFAULT AND REMEDIES

13.1         Default. The following constitute a “Default” under this Lease:

13.1.1      Failure to perform or observe any covenant, obligation or agreement of this Lease which failure continues uncured for thirty (30) days after written notice from the City; provided that if such Default is of such a nature that it cannot reasonably be cured within such thirty (30) day period, then so long as Tenant commenced cure efforts within the thirty (30) day period and diligently pursues completion of such cure, the thirty (30) day period will be extended for such period of time as is reasonably necessary to complete such cure.

13.1.2      The occurrence of any other event described as constituting a “Default” in the Project Documents, which is not cured within any applicable notice and cure period.

13.2         Remedies.

13.2.1      If for any reason Tenant abandons the Phase I/II portions of the Land Based Project at any time on or after the date the Acquisition Escrow Account is funded by Tenant in accordance with this Lease Agreement and the Master Agreement, then Tenant shall have the right to attempt to sell its interest in the Riverboat Gaming Project (including but not limited to an assignment of its interest under this Lease) in accordance with the provisions of Section 1.6.2 of the Master Agreement, and in the event of such abandonment, the rights and remedies of Tenant and the City in connection therewith shall be as provided for, and as limited in, Sections 1.6.2, 1.6.3 and 1.6.4 of the Master Agreement.

13.2.2      The cessation of gaming activities at or from the Project Site for period of 30 consecutive days or more shall, unless caused by the matters provided for in Section 17.5 of this Lease, be deemed to constitute an abandonment of the Phase I/II portions of the Land Based Project, and in such event the parties shall have the rights and remedies provided for in Section 13.2.1 above; provided, however, that unless such cessation of gaming activities was a voluntary act by Tenant, Tenant shall have the right to promptly commence such action as may be necessary or appropriate to permit the resumption of gaming activities at or from the Project Site, and so long as Tenant is diligently pursuing such action, the cessation of gaming activities (i) shall not be considered an abandonment of the Phase I/II portions of the Land Based Project, and (ii) shall not permit the City to terminate this Lease in accordance with clause (iii) of Section 12.1.

13.2.3      If a Default arises from Tenant’s failure to complete Phase III (other than payment of the Additional Payment) as and when required under the Project Documents, within thirty (30) days after receiving written notice of such Default from the City, Tenant will (i) cure such default, (ii) notify the City in writing that such failure is for reasons beyond. its control, or due to events or circumstances within the scope of Section 17.5 of this Lease, that are then reasonably likely to continue indefinitely, or (iii) notify the City that such failure is due to events or circumstances within the scope of Section 17.5 that are not then likely to continue indefinitely. In the case of clause (ii) above, the City will be entitled to an amount equal to the actual reasonable cost of completion of the uncompleted Project Increment(s), and Tenant will accompany its written notice referred to in clause (ii) above with payment to the City of its estimated cost of completion of such Project Increment(s) (with Tenant remaining obligated to pay the actual reasonable cost thereof, if greater, and the City remaining obligated to refund any excess of such payment over the actual reasonable cost thereof, if lower). In the case of clause (iii) above, so long as Tenant commenced cure efforts within thirty (30) days after receiving written notice of such Default from the City and diligently pursues completion of such cure, the thirty (30) day period will be extended as reasonably necessary to complete such cure. If a Default arises from Tenant’s failure to fully pay the Additional Payment as and when required under the Project Documents, Tenant shall have a period of thirty (30) days after receipt of written notice of such Default from the City to cure such Default.

If the City disagrees with the position taken in Tenant’s notice referred to in the foregoing paragraph, then it will within thirty (30) days of receiving such notice so notify Tenant in writing, and, unless the parties otherwise agree, the dispute will be submitted to arbitration in St. Louis, Missouri under the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator(s) shall be binding and conclusive on the City and Tenant, and a judgment on the award may be entered by any court having jurisdiction. In addition, if the position taken by Tenant in its written notice to the City was as specified in clause (ii) above, then the City’s written notice made pursuant to this paragraph will be accompanied by a return of the payment tendered by Tenant.

ARTICLE 14

BANKRUPTCY

14.1         Events of Bankruptcy.   The following shall be “Events of Bankruptcy” under this Lease:

14.1.1      Tenant’s having been adjudicated insolvent, as that term is defined in 11 U.S.C. § 101, et. seq. (the “Bankruptcy Code”), or under the insolvency laws of any state, district, commonwealth or territory of the United States (the “Insolvency Laws”);

14.1.2      the appointment of a receiver or custodian for all or a substantial portion of Tenant’s property or assets, or the institution of a foreclosure action upon all or a substantial portion of Tenant’s real or personal property;

14.1.3      the filing of a voluntary petition by Tenant under the provisions of the Bankruptcy Code or Insolvency Laws;

14.1.4      the filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which is either not dismissed within sixty (60) days of filing, or results in the issuance of an order for relief against the debtor, whichever is later; or

14.1.5      Tenant’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

14.2         The City’s Remedies.

14.2.1      Termination of Lease.          Upon the occurrence of an Event of Bankruptcy, the City shall have the right to terminate this Lease by giving written notice to Tenant, and Tenant shall be immediately obligated to quit the Project Site. Any other notice to quit, or notice of the City’s intention to reenter, is expressly waived. If the City elects to terminate this Lease, everything contained in this Lease on the part of the City to be done and performed shall cease without prejudice, subject, however, to the right of the City to recover from Tenant all amounts owed up to the time of termination or recovery of possession by the City, whichever is later, and any other monetary damages or losses sustained by the City; provided, however, and notwithstanding the foregoing or the further remedies set forth in this Section 14.2, the City shall not have the right to terminate this Lease while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending, unless Tenant or its trustee in bankruptcy (the “Trustee”) is unable to comply with the provisions of Sections 14.2.5 of this Lease.

14.2.2      Suit for Possession.             Upon termination of this Lease pursuant to Section 14.2.1 of this Lease, the City may proceed to recover possession under and by virtue of the provisions of the laws of Missouri or by such other proceedings, including reentry and possession, as may be applicable.

14.2.3      Reletting of Project Site.     Upon termination of this Lease under Section 14.2.1 of this Lease, the City shall have the option to relet the Project Site for such rent and upon such terms, in the City’s sole discretion. The City shall not be liable in any way whatsoever for failure to relet the Project Site or, if the Project Site is relet, for failure to collect the rent under such reletting, and in no event shall Tenant be entitled to receive the excess, if any, of such net rent collected over the sums payable by Tenant to the City under this Lease.

14.2.4      Monetary Damages.            Any damage or loss sustained by the City as a result of an Event of Bankruptcy may be recovered by the City in any manner available at law or in equity. However, if Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, the provisions of this Section 14.2.4 may be limited by the limitation of damage provisions of the Bankruptcy Code.

14.2.5      Assumption or Assignment by Trustee. If Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, the City’s right to terminate this Lease pursuant to this Article 14 shall be subject to the rights of the Trustee to assume or assign this Lease. The Trustee shall not have the right to assume or assign this Lease unless the Trustee (i) promptly cures all Defaults under this Lease and all other Project Documents (ii) promptly compensates the City for monetary damages which the City has established to the satisfaction of the Bankruptcy Court that it has incurred as a result of such Defaults, (iii) provides “adequate assurance of future performance”, and (iv) complies with Article 15 of this Lease.

ARTICLE 15
ASSIGNMENT/SUBLEASE/ENCUMBRANCE

15.1         Assignment, Subletting and Other Transfers.

15.1.1      Subject to Sections 15.1.3, 15.1.4 and 15.1.5, Tenant may not assign this Lease, or sublet the Land Based Project, in whole or in part, without the City’s prior written consent (which may not be unreasonably withheld). No such assignment or sublease, even if so consented to, will be effective until the City receives and approves an executed counterpart of such assignment or sublease, in recordable form, under which the assignee assumes all obligations of Tenant under this Lease. This Article 15 shall not be construed to prevent Tenant from assigning its rights pursuant to Section 16 of the Master Agreement provided that Tenant complies with this Article 15. Notwithstanding the foregoing, Tenant may sublease individual premises within buildings that constitute part of the Land Based Project (for example, without limitation, a sublease of a restaurant facility) without the prior consent of the City; provided, however, that each such sublease will terminate upon the expiration or sooner termination of this Lease and will provide that such sublease is subject to all of the terms and conditions of this Lease.

15.1.2      Subject to Sections 15.1.3, 15.1.4 and 15.1.5, any transfer, whether voluntary, involuntary or by operation of law, or any issuance by Tenant, of shares of stock or other interests of a proprietary nature in Tenant or its successor which, whether through a transaction or series of transactions, results in the Trusts or their Permitted Transferee(s) (defined below) ceasing to own at least 51% of all of the issued and outstanding shares of stock and other interests of a proprietary nature in Tenant may not occur without the prior written consent of the City (which may not unreasonably be withheld).

15.1.3      Notwithstanding Sections 15.1.1 and 15.1.2, it will be unreasonable per se for the City to withhold its consent to a transfer (i) on the ground (whether by itself or together with other factors) that the proposed transferee has insufficient net worth if the proposed transferee has a net worth, immediately prior to the transfer, of at least Ten Million Dollars ($10,000,000) (exclusive of goodwill and other intangible assets if the proposed transferee is not an individual), it being understood that the City may reasonably consent to a transfer to a proposed transferee with a net worth of less than such amount, or (ii) if the proposed transferee is a Necessarily Acceptable Transferee  (defined below), it being understood that the City may reasonably consent to a transfer to a proposed transferee other than a Necessarily Acceptable Transferee.

15.1.3.1   For purposes of this Section 15.1.3, a “Necessarily Acceptable Transferee” means that the proposed transferee satisfies all of the following criteria, as evidenced to the City by such documentation as the City may reasonably request:

(a)  the proposed transferee has a net worth, immediately prior to the transfer, of at least Ten Million Dollars ($10,000,000) (exclusive of goodwill and other intangible assets if the proposed transferee is not an individual);

(b)  the proposed transferee shall either (i) have proven expertise in the gaming industry of at least five (5) continuous years, or (ii) be a company whose equity interests are directly or indirectly owned 50% or more by a company or individuals with proven expertise in the gaming industry of at least five (5) continuous years;

(c)  Tenant shall have in its employ following the transfer a general manager for the Riverboat Gaming Project whose executive officers and other key personnel (as reasonably designated by the City) possess proven expertise in the gaming industry as evidenced by prior business activity of at least five (5) continuous years; and

(d)           the proposed transferee has been investigated by the Missouri Gaming Commission and advised in writing that issuance of all permits and licenses necessary in order to lawfully conduct gaming activities at the Project Site in accordance with the terms of this Master Agreement and Master Lease will be forthcoming reasonably contemporaneously with the effective date of the, transfer.

15.1.4      Notwithstanding Sections 15.1.1 and 15.1.2, the Trusts may transfer all or a portion of their proprietary interest in Tenant without the City’s consent to, or to a trust for the benefit of, Marvin Davis or a spouse, child or grandchild of Marvin Davis (individually, a “Permitted Transferee” and, collectively, “Permitted Transferees”).

15.1.5      Notwithstanding Sections 15.1.1 and 15.1.2, Tenant may transfer its rights under the Project Documents without the City’s consent so long as after giving effect to such transfer the transferee is a corporation, partnership or limited liability company the proprietary interests of which are at least 51% owned, directly or indirectly, by the Trusts or their Permitted Transferee(s).

15.2         Limited Right to Encumber Leasehold Interest. Tenant may, at any time and from time to time during the term of this Lease (subject, however, to the limitations contained in Section 15.2.3), encumber, by deed of trust or mortgage or other security instrument in favor of a Lender who has been approved by the Missouri Gaming Commission (to the extent such approval is required by applicable law) as an acceptable secured lender to Tenant (“Lender”), all of Tenant’s interest under this Lease and the leasehold estate hereby created in Tenant (the “Leasehold Estate”) together with any or all of the other portions of the Riverboat Gaming Project owned by Tenant (such deed of trust, mortgage or other security instrument is referred to in this Lease as a “Leasehold Encumbrance”), strictly in accordance with the terms hereinafter set forth:

15.2.1      Any Leasehold Encumbrance shall be subject to all covenants, conditions and restrictions set forth in this Lease and to all rights and interests of the City.

15.2.2      Tenant shall give the City no less than twenty (20) days prior written notice of any Leasehold Encumbrance, accompanied by a copy of any and all deeds of trust, mortgages and/or other security instruments evidencing, creating and/or governing the Leasehold Encumbrance (collectively the “Security Instrument”).

15.2.3      Any indebtedness secured by a Leasehold Encumbrance must, at the time of creation of such Leasehold Encumbrance, comply with the following:

(a)           as long as Tenant is at least 51% owned, directly or indirectly, by beneficiaries of the Trusts, no indebtedness secured by a Leasehold Encumbrance shall have a term which extends (regardless of when the indebtedness is incurred) past the tenth (10th) anniversary of the Opening Date; and

(b)           except to the extent such indebtedness is personally guaranteed by any of (i) Marvin Davis, (ii) any or all of the Trusts, or (iii) any individual or entity with a net worth in excess of $10,000,000 (exclusive of goodwill and other intangible assets in the case of an entity), the amount of such indebtedness (i.e., the amount of the unguaranteed portion of such indebtedness) shall not exceed a sum equal to 60% of the fair market value of the Riverboat Gaming Project.

The parties acknowledge that in the event that Tenant desires to expand the geographic area of the Project Site beyond the area contemplated by the Master Agreement or desires to construct additional improvements as a part of the Land Based Project upon the Project Site, and in the event that Tenant and the City mutually agree upon the applicable terms and conditions of such geographic expansion or additional improvements, then the parties will negotiate the prospect of Tenant providing to a Lender a security interest in its interest in this Lease to secure financing for such geographic expansion and/or additional improvements.

15.2.4      No Leasehold Encumbrance shall in any way constitute or be construed as a lien or encumbrance on the City’s fee interest in the Project Site or on the City’s reversionary interest in the Improvements or Personalty. The Leasehold Encumbrance may encompass the Improvements and Personalty but only so long as the Leasehold Encumbrance is in effect with respect to this Lease and only so long as the Leasehold Encumbrance recognizes the City’s reversionary interest in the Improvements and Personalty and can not extinguish or affect the City’s rights to receive the Improvements and Personalty upon the termination of this Lease free and clear of any lien or encumbrance. Therefore, any lien or encumbrance on the Improvements or Personalty shall only be permitted if such lien or encumbrance is only a lien on the Improvements and/or Personalty for the duration that the Lender has a lien or encumbrance against Leasehold Estate and does not extinguish the City’s reversionary interest in the Improvements and/or Personalty. Notwithstanding the foregoing, however, the Lender may also hold liens on the Riverboat/Floating Facility and the other property of Tenant to the extent such property does not constitute the Leasehold Estate or the Improvements or Personalty under this Lease, and Lender shall have the right to realize on such collateral without restriction.

15.2.5      The City shall mail to any Lender who has given the City written request for the same accompanied by notice of its address (a “Noticed Lender”), a duplicate copy of any and all notices alleging or asserting the existence of a Default by Tenant under this Lease or the occurrence or existence of any fact, event or circumstance which with the giving of notice or the passage of time, or both, would constitute a Default by Tenant under this Lease (a “Required Lender Notice”). In addition, the City shall use reasonable efforts to mail to any Noticed Lender a duplicate copy of any other notices the City may from time to time give to or serve on Tenant pursuant to or relating to this Lease, but the City shall have no liability for failure to do so. Any notices or other communications to a Noticed Lender by the City pursuant to this Lease shall be deemed to have been served on or given to Lender three (3) business days after deposit in the United States first class certified mail, return receipt requested, postage prepaid, addressed to Lender at the last mailing address for Lender furnished in writing by the Lender to the City.

15.2.6      For as long as there is any Leasehold Encumbrance in effect, the City hereby expressly agrees that it will notify a Noticed Lender prior to materially modifying any material term of this Lease. Notwithstanding the foregoing, however, upon foreclosure or other realization under a Leasehold Encumbrance (including but not limited to by assignment or other transfer in lieu of foreclosure), no Lender or other person which succeeds to the interest of Tenant shall be bound by any amendment to this Lease which has not been consented to by Lender in writing.

15.2.7      A Lender with a valid Leasehold Encumbrance shall have the right at any time to:

15.2.7.1      do any act or thing required of Tenant under this Lease, and any such act or thing done and performed by Lender shall be as effective to prevent a forfeiture of Tenant’s rights under this Lease as if done by Tenant; and/or

15.2.7.2      realize on the security afforded by the Security Instrument by foreclosure proceedings, accepting an assignment in lieu of foreclosure, or other remedy afforded in law or in equity or by the Security Instrument, and to:

(a)  transfer, convey or assign the title of Tenant to the Leasehold Estate to any purchaser at any foreclosure sale, whether the foreclosure sale is conducted pursuant to court order or pursuant to a power of sale contained in the Security Instrument, or to an assignee pursuant to an assignment in lieu of foreclosure, provided that in each and any such instance the Lender shall first obtain the prior written consent of the City, which consent shall not be unreasonably withheld or denied so long as the Lender provides to the City satisfactory evidence that the purchaser, assignee or other acquirer is an “Acceptable Transferee” (defined below), but may otherwise be withheld, denied or conditioned in the sole and absolute unrestricted discretion of the City; and

(b)  itself acquire and succeed to the interest of Tenant under this Lease by virtue of any foreclosure sale, whether the foreclosure sale is conducted pursuant to a court order or pursuant to a power of sale contained in the Security Instrument, or by virtue of an assignment in lieu of foreclosure, provided that the Lender has complied with the provisions of Sections 15.2.11.3 and 15.2.11.5 below, and further provided that thereafter the Lender shall be required to comply with the provisions of Section 15.2.7.2(a) in connection with any subsequent sale, transfer, assignment or other conveyance or disposition of the Leasehold Estate.

15.2.8      No Lender under any Leasehold Encumbrance shall be liable to the City as an assignee of this Lease unless and until Lender acquires all rights of Tenant under this Lease through foreclosure, an assignment in lieu of foreclosure, or as a result of some other action or remedy provided by law or by the Security Instrument; provided, however, that in all events, any person or entity acquiring the Leasehold Estate (including Lender if Lender acquires the Leasehold Estate) shall be liable to perform Lessee’s obligations under this Lease during any period, but only during any period, in which that entity or person has ownership of the Leasehold Estate or possession of the Project Site. No sale, assignment,. transfer or other conveyance of the Leasehold Estate by any party who is an assignee, successor in interest or transferee of Lender shall cause any such party to be released from liability under this Lease; provided that Lender shall not be deemed an owner of the Leasehold Estate or to be in possession of the Project Site until Lender acquires all rights of Tenant under the Lease through foreclosure, an assignment in lieu of foreclosure, or as a result of some other action or remedy provided by law or by the Security Instrument.

15.2.9      For as long as there is in effect any Leasehold Encumbrance held by a Noticed Lender, the City may not terminate this Lease because of any Terminating Event other than those Terminating Events listed in Sections 12.1.1 (i),(x) or (xi) of this Lease (the Terminating Events listed in clauses (ii) through and including (ix) being referred to as a “Lender-Curable Terminating Event”), unless the City has given to the Noticed Lender a copy of the written notice provided to Tenant declaring the existence of the Lender-Curable Terminating Event and afforded Lender the opportunity after service of the notice to:

15.2.9.1      Cure the Lender-Curable Terminating Event within 20 days after expiration of the time period granted to Tenant under this Lease for curing such

Lender-Curable Terminating Event, when the Lender-Curable Terminating Event can be cured by the payment of money to the City or some other person;

15.2.9.2      Cure the Lender-Curable Terminating Event within 45 days after expiration of the time period granted to Tenant under this Lease for curing such Lender-Curable Terminating Event, when the Lender-Curable Terminating Event must be cured by something other than the payment of money and can by its nature reasonably be cured within the period of time after service of the notice on Lender and before the expiration of such 30 day period; provided, however, that if the applicable Lender-Curable Terminating Event is of such a nature that, although it can be cured, it cannot be cured within such period, then so long as Lender commences the acts necessary to cure the Lender-Curable Terminating Event within such period and thereafter diligently continues to pursue such cure, then the cure period available to Lender shall be extended for such reasonable period of time as is reasonably necessary in order to permit Lender to complete such cure.

15.2.10    Tenant and Lender, jointly and severally agree to reimburse City on demand for the City’s actual costs (including reasonable attorney’s fees), incurred in conjunction with the review, processing and documentation of any assignment, transfer, or other change of ownership of the Leasehold Estate effectuated by or on behalf of Lender or otherwise pursuant to the exercise of rights under the Security Instrument.

15.2.11    For purposes of this Section 15.2, the term “Acceptable Transferee” shall mean that the proposed transferee of the Leasehold Estate satisfies each and every one of the following criteria, as evidenced to the City by such documentation as the City shall reasonably request:

15.2.11.1    the proposed transferee has a net worth, immediately prior to the transfer, of at least Ten Million Dollars, exclusive of goodwill and other intangible assets;

15.2.11.2    the proposed transferee shall (a) be a company either (i) with proven expertise in the gaming industry of at least 5 continuous years, or (ii) whose equity interests are directly or indirectly owned 50% or more by a company which has proven expertise in the gaming industry of at least 5 continuous years, and (b) employ a general manager for the Riverboat Gaming Project whose executive officers and other key personnel (as reasonably designated by the City) possess proven expertise in the gaming industry as evidenced by prior business activity of at least five continuous years;

15.2.11.3    the proposed transferee has been investigated by the Missouri Gaming Commission and advised in writing that issuance of all permits and licenses necessary in order to lawfully conduct gaming activities at the Project Site in accordance with the terms of this Lease will be forthcoming reasonably contemporaneous with the effective date of the transfer of this Lease;

15.2.11.4    the proposed transferee agrees to fund, contemporaneous with the effectiveness of the transfer, the entire then unfunded portion of the Acquisition Escrow Account and the Construction Escrow Account, determined as if there was a present obligation to cause (a) the Acquisition Escrow Account to equal the full unpaid acquisition cost of all phases of the Riverboat Gaming Project and/or (b) the Construction Escrow Account to equal the full unpaid costs of the construction (including required renovations) of all phases of the Riverboat Gaming Project; and

15.2.11.5    the proposed transferee assumes all of the duties and obligations of Tenant (or its affiliates) under this Lease, the Master Agreement and all other Project Documents and agrees to be bound to the City to observe, perform and/or comply with all of the terms, provisions, conditions, obligations, duties, covenants and agreements at any time to be observed, performed and/or complied with by Tenant (or its affiliates) under each such document as if the transferee were originally a party to the same in the place of Tenant (or its affiliates), all pursuant to documents and/or instruments in form and content as are requested by and acceptable to the City.

15.2.12    Any rights of a Lender pursuant to this Section 15.2, including but not limited to the right to realize on the Leasehold Estate created hereunder, may be exercised by an affiliate or by a nominee on behalf of such Lender.

15.2.13    If this Lease is terminated or is proposed to be terminated for any reason, by the City or Tenant (including, but not limited to, any rejection of this Lease in a bankruptcy proceeding), then as soon as the City learns of such termination or proposed termination, the City will immediately notify Lender of such termination or proposed termination (a “Termination Notice”), which notice will set forth any sums or other performance due to the City under this Lease, and upon the written request of Lender, the City will enter into a new lease for the Project Site with Lender or its designee (a “Lender Tenant”) for the remainder of the term of this Lease, upon the terms, provision, covenants and agreements set forth in this Lease, with such amendments thereto as may have been theretofore approved in writing by Lender, provided:

15.2.13.1    Such Lender Tenant will request the City for such a new lease within thirty (30) days after the date of its receipt of the Termination Notice.

15.2.13.2    Such Lender Tenant will pay to the City, at the time of the execution and delivery of said new lease, on or about the date such Lender Tenant acquires the right to ‘lease the Project Site (which may be subject to delay by operation of any stay in any proceedings involving the reorganization or insolvency of Tenant), any and all sums then due under this Lease but for such termination.

15.2.13.3    Such Lender Tenant will, upon execution, and delivery of said new lease, perform and observe all the other covenants and conditions on Tenant’s part to be performed and observed to the extent that Tenant will have failed to perform and observe the same, except that (i) with respect to any breach or default which cannot be cured by such Lender Tenant until it obtains possession of the Project Site, said Lender Tenant will have a reasonable time after said Lender Tenant obtains possession to cure such breach or default, and (ii) in no event will any Lender or Lender Tenant be required to. cure a breach or default relating to the bankruptcy or insolvency of Tenant or any other breach or default of Tenant which is not susceptible of being cured by a Lender Tenant.

ARTICLE 16

COVENANTS

16.1         Covenants By the City. The City represents, warrants and covenants to Tenant and its permitted assigns (i) a covenant of quiet enjoyment for any action taken by or through the City and with the further limitation that the City shall in no way be liable for title defects associated with title prior to the City receiving title to the Project Site; (ii) that this Lease is valid, binding upon and enforceable against the City in accordance with its terms; (iii) that upon execution of this Lease, the City will provide Tenant with an opinion of its legal counsel that this Lease is valid, binding upon and enforceable against the City in accordance with its terms; and (iv) during the term of this Lease, the City shall not assess or charge Tenant for utilities, tap-in rights, hook-ups, refuge pick-up or any other charge for City services or

City owned services which are not consistent with the charges charged to any other business in the City nor shall it impose any docking fees of any nature or description on Tenant.

16.2         Covenants By Tenant.   Tenant represents, warrants and covenants to the City as follows:

16.2.1      Enforceability.   This Lease is valid, binding upon and enforceable against Tenant in accordance with its terms.

16.2.2      Power and Authority. Tenant is a corporation duly organized, validly existing and in good standing under Nevada law, and is authorized to do business as a foreign corporation in, and is in good standing under the laws of, Missouri. Tenant has the full authority and power to enter into this Lease, to execute and deliver this Lease and to perform and observe all the terms, conditions and provisions of this Lease to be so observed and performed by Tenant. The execution and delivery of this Lease by Tenant has been duly authorized by all necessary action on its part. Tenant shall provide to the City a certified copy of its resolution authorizing the execution and delivery of this Lease.

16.2.3      No Conflicts. Except as otherwise provided in this Lease, nothing in this Lease agreed to by Tenant or its officers, members and directors, will conflict with or result in a breach of the terms and provisions of any contract or agreement to which Tenant, its officers, members or directors, are a party or by which Tenant, its officers, members or directors otherwise are bound, or to the best knowledge of Tenant will violate any existing law, rule, regulation, order of any court or governmental authority having jurisdiction over or otherwise affecting Tenant, its officers, members or directors.

16.2.4      Financial Condition. Tenant is not a party to any assignment for the benefits of its creditors or any bankruptcy proceedings, and the transactions contemplated in this Lease shall not cause Tenant to become insolvent or otherwise unable to pay its debts as the same become due.

16.2.5      No Contract Defaults.         Except as otherwise provided in this Lease, Tenant is not in default under the terms or conditions of any contract or agreement to which it is a party, which materially and adversely affects its ability to perform its obligations under this Lease.

16.2.6      No Litigation. Except as otherwise provided in this Lease, to the best knowledge of Tenant, there are no claims, suits or other proceedings threatened or pending against Tenant which materially and adversely affect its ability to perform its obligations under this Lease.

16.2.7    Opinion of Counsel. Tenant shall provide to the City an opinion of counsel stating that Tenant has the requisite power and authority to enter into this Lease, the party executing this Lease on behalf of Tenant has been duly authorized to do so and that this Lease is valid, binding upon and enforceable against Tenant in accordance with its terms. Further, the opinion of counsel shall state that based upon the facts known to counsel but without further investigation or inquiry that this Lease does not violate any existing law, rule, regulation, order of any court or governmental authority having jurisdiction over or otherwise affecting Tenant, its officers or directors

ARTICLE 17

GENERAL PROVISIONS

17.1       Notices.   Any notice or other communication required, permitted, or contemplated by this Lease (a “Notice”) must be in writing and may be given by a nationally recognized overnight courier service (e.g. Federal Express, Airborne, etc.), United States Mail, registered or certified mail, return receipt requested, personal delivery with executed receipt or facsimile with verification and followed by United States Mail, registered or certified mail, return receipt requested. Such Notice shall be deemed to have been duly given, delivered or served; (i) if and when personally delivered or sent by verifiable facsimile on the date so delivered or sent, or (ii) three (3) days after being mailed by registered or certified mail, postage prepaid, or (iii) one (1) day if sent by a nationally recognized overnight courier delivery service for next day delivery, costs prepaid, addresses to:

The City:	City of Boonville
Attn: City Administrator
525 East Spring Street
Boonville, Missouri 65233-1658
Telephone: (816) 882-2332
Telecopier: (816) 882-6608

With copies to:	Paul M. Wooldridge, Esq.
312 Main Street
Boonville, Missouri 65233
Telephone: (816) 882-3447
Telecopier: (816) 882-2542

And with copies to:	King Hershey Coleman Koch & Stone
2345 Grand Boulevard, Suite 2100
Kansas City, Missouri 64108
Attn: Douglas S. Stone
Telephone: (816) 842-3636
Telecopier: (816) 842-2414

Tenant:	c/o The Davis Companies
2121 Avenue of the Stars
Suite 2800
Los Angeles, California 90067
Attn: Michael Colleran
Telephone: (310) 551-1470
Telecopier: (310) 286-9359

With copies to:	Katten, Muchin & Zavis
525 West Monroe Street
Suite 1600
Chicago, Illinois 60661
Attn: David Bryant
Telephone: (312) 902-5200
Telecopier: (312) 902-1061

Notice given in any other manner will be deemed delivered when actually received by the party to whom the notice is addressed. Any party may change its address by giving the other parties ten (10) days advance written notice of such change.

17.2         Police Power Limitation. Notwithstanding anything to the contrary set forth in the Project Documents with respect to the City’s obligations, the City’s obligations under the Project Documents shall not be construed to require the City to surrender or waive its police powers or contract away any of its governmental functions in violation of Missouri law. The parties intend the City’s obligations under the Project Documents shall be interpreted and construed in light of the inherent limitations placed upon the City as a municipal corporation which requires it to retain such powers and does not permit the City to contract away those powers that are exclusively a legislative prerogative.

17.3         Failure to Perform By the City. The City shall not be deemed to be in default in the performance of any of its obligations under this Lease unless the City’s failure to perform such obligation continues for a period of thirty (30) days after written notice to the City specifying the nature of such non-performance, provided that if such failure to perform is of such a nature that it cannot reasonably be cured within such thirty (30) day period, then so long as the City commenced cure efforts within the thirty (30) day period and diligently pursues completion of such cure, the thirty (30) day period will be extended for such period of time as is reasonably necessary to complete such cure. Tenant shall have no right to terminate this Lease for any default or non-performance by the City under this Lease, except by operation of law in the event Tenant becomes owner of fee simple title to all or any part of the Project Site, nor any right to offset.

17.4         No Liability. Tenant shall not assert or seek to enforce any claim for breach of this Lease against any of the assets of the

City other than the City’s interest in the Project Site for the satisfaction of any liability or claim against the City under this Lease. Tenant agrees to look solely to such interests for the satisfaction of any liability or claim against the City under this Lease. It is specifically agreed that in no event whatsoever shall the City, or any of its officers, officials, servants or agents, ever be personally liable for any such liability, except, with respect to the City only, as expressly set forth in the first two sentences of this Section.

17.5         Force Majeure.   If either Tenant or the City are delayed, hindered in or prevented from the performance of any act required under this Lease by. reason of weather, fire, acts of God, strikes, lock-outs, inability to procure materials, failure of power, riots, insurrection, war, litigation which is being pursued or defended by Tenant, or the failure of another party to this Lease to perform an act required of it which is required in order for the party who was prevented from acting to act and/or other matters beyond the reasonable control of the party who is to act, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

17.6         Certificates.   Either party will at any time and without charge, within ten (10) days after written request by the other, certify by written instrument as to: whether this Lease has been supplemented or amended, or if so, in what manner; the validity of this Lease as of the time the request is received; the existence of any Default by either party and any offsets, counterclaims or defenses on the part of the other party; the Commencement and Expiration Dates; and such other matters as might be reasonably requested. Such certification may be delivered to any person specified in the certificate.

17.7         Waiver of Jury Trial and counterclaims. The City and Tenant waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Project Site, any claim of injury or damage or the landlord-tenant relationship between the parties. Tenant expressly waives the right to impose any counterclaims in any action or proceeding in which the City seeks possession of the Project Site and/or the Improvements and Personalty, except solely those counterclaims which but for such imposition would, pursuant to applicable law or rules of court, be forever barred.

17.8         Binding Effect. This Lease will be binding upon the parties and their respective successors and permitted assigns.

17.9         No Joint Venture Or Partnership. Under no circumstances shall the Project Documents or any actions of the parties in furtherance of the Project Documents be construed to create either a partnership or a joint venture between the City and Tenant, the existence of the same being specifically denied.

17.10       Attorneys Fees. If any party institutes litigation to enforce its rights under or relating to a breach of this Lease, the prevailing party will be entitled to recover from the other party reasonable attorneys’ fees and court costs.

17.11       Governing Law. This Lease will be construed and interpreted in accordance with the laws of Missouri, excluding its conflict of law provision.

17.12       Amendments. This Lease together with the Project Documents constitute the complete and exclusive statement of the agreement between the parties with respect to the development of the Riverboat, Gaming Project.

17.13       Entire Agreement. The Project Documents supersede all prior written and oral statements, representations, communications of any type, covenants, conditions, warranties and/or presentations with respect to the development of the Riverboat Gaming Project and no representation, statement, communication of any type, condition, warranty or presentation not contained in the Project Documents shall be binding on the parties or have any force or effect whatsoever. This Lease may not be amended or modified except by a written instrument signed by both the City and Tenant.

17.14       Multiple Originals. This Lease may be executed in multiple original counterparts. Each counterpart will be deemed an original, and when the counterparts are taken together, they will be deemed to be one and the same instrument.

17.15       Severability. If any provision of this Lease or its application to any person or circumstances is to any extent held to be invalid, illegal or unenforceable, the remainder of this Lease, or the application of such provision to other persons or circumstances, will not be affected, and each provision of this Lease will be valid and enforceable to the fullest extent permitted by law.

17.16       Interpretation. Where required for proper interpretation, words in the singular will include the plural, and words of any gender will include all genders. The descriptive headings of the articles and sections of this Lease are for convenience only and will not control or affect the meaning or construction of any of the provisions of this Lease.

17.17       Waiver. No waiver by any party of any of its rights or remedies under this Lease will be considered a waiver of any other or subsequent right or remedy. No waiver by any party of any of its rights or remedies under this Lease will be effective unless evidenced by a written instrument executed by the waiving party.

17.18       Memorandum of Lease.  At any time and from time to time, at the request of either party, the parties shall execute, deliver and record, at Tenant’s expense, a Memorandum of Lease with respect to this Lease.

EXECUTED as of the date first above written.

“THE CITY”

THE CITY OF BOONVILLE, MISSOURI
[SEAL]

ATTEST:	By:	/s/ Bernard Kempf
Bernard Kempf, Mayor
/s/ [ILLEGIBLE]
City Clerk

APPROVED AS TO FORM AND LEGALITY

/s/ [ILLEGIBLE]
City Counselor

“TENANT”

DAVIS GAMING BOONVILLE, INC.

By:	/s/ Michael Colleran
Michael Colleran, President